Exhibit 10.2

July 5, 2016

Mr. Philip A. Vachon

6421 NE 204th Drive

Redmond, WA 98053

Dear Phil:

This letter agreement (this “Agreement”) confirms the terms of your retirement from the board of directors (the “Board”) of Unwired Planet, Inc. a Delaware corporation, to be renamed Great Elm Capital Group, Inc. (the “Company”).

1.            Retirement.  This Agreement confirms the Board’s acceptance of your resignation from the Board effective on the date hereof.  You have informed the Board that your resignation is not the result of any disagreement with the Company or the Board with respect to policies or operations.  The Board has taken all necessary action to accelerate the vesting of all equity awards you hold on the date hereof.  The Company will reimburse all unpaid out-of-pocket expenses in accordance with its policies and applicable IRS rules.

2.            Consulting.  You agree for a period of two years plus any additional time required to resolve any Claim (as defined below) you will provide consulting and advisory services from time to time as may be reasonably requested by the Company’s chief executive officer or the Board. Such services may consist of any matters of concern to the Company’s chief executive officer; provided that the Company will take into consideration your other business and personal commitments that may arise during such period. Such matters are expected to include, without limitation, negotiating with PanOptis Intellectual Property Holdings, LLC and its affiliates and successors (collectively, “PanOptis”) with respect to potential claims (“Claims”) under the Purchase and Sale Agreement, dated as of April 6, 2016, as amended, and assistance with litigation, government investigations and other adversarial proceedings, whether pending, threatened or hereafter arising.  The Company will pay you in cash for your consulting services $500,000 within ten business days of the date of this agreement.  The Company will reimburse all out-of-pocket expenses you reasonably incur in connection with such services, subject in each case to the Company’s travel and expense policies and applicable IRS requirements.

3.            Covenants. We mutually agree to the following covenants (in addition to any obligations we each may have by law):

(a)      Noncompetition. During the period referred to in paragraph 2 (the “Restricted Period”), you will not, within any jurisdiction in which the Company or any of its affiliates is doing or is qualified to do business, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any credit-focused investment management business); provided that your ownership of securities of five percent or less of any class of securities of a public company in a similar business will not, by itself, be considered to be competition with the Company or any Affiliate.

(b)      Nonsolicitation. During the Restricted Period, you will not, directly or indirectly, (i) solicit for employment or otherwise contract for the services of any individual who is or was an employee or consultant of the Company or any affiliate of the Company; (ii) otherwise induce or attempt to induce any employee or consultant of the Company or an affiliate of the Company to leave the employ or service of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate of the Company and any employee or consultant respectively thereof; or (iii) induce or attempt to induce any customer, limited partner, shareholder or other investor, supplier, licensee or other business relation of the Company or any affiliate of the Company to cease doing business with the Company or such affiliate, or interfere in any way with the relationship between any such customer, limited partner, shareholder or other investor, supplier, licensee or business relation and the Company or any affiliate of the Company; provided that you will not be prevented from soliciting employment via third party search firms, general solicitations (web sites or advertisements) or persons you can demonstrate contacted you first.

(c)       Nondisclosure; Inventions. During the Restricted Period and at all times thereafter, (i) you will not divulge, transmit or otherwise disclose to any third party directly or indirectly, other than in the regular and proper course of business of the Company and its affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or its affiliates, including, without limitation, any know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and its affiliates (all of the foregoing collectively hereinafter referred to as “Confidential Information”), and (ii) you will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and its affiliates; provided, that you have no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter will become available to the general public other than through disclosure by you. Notwithstanding the foregoing, you may comply with any court order compelling you to produce Confidential Information, but only to the extent required, after prompt notice of any such order to the Board and the Company’s legal counsel.  All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by you, alone or with others, while an employee of the Company which are related to the business of the Company and its affiliates will be and become the sole property of the Company, unless released in writing by the Board, and you hereby assign any and all rights therein or thereto to the Company.  Within ten days of the date hereof, you will return all Company property (including, but not limited to, keys, credit cards, books and records, computers and electronic credentials) to the Company.

(d)      No Conflict of Interest.  During the Restricted Period, you will not, directly or indirectly, undertake any activity with respect to PanOptis which creates or could reasonably be expected to create or could reasonably be expected to create the appearance of a conflict of interest with the Company, including, but not limited to, employment with PanOptis, equity grants, options to purchase equity, current or future interest, or any other ownership interest in any PanOptis entity, consulting with PanOptis or otherwise assisting PanOptis in licensing, acquiring, selling assets or patent litigation (except that you may provide unpaid testimony required by valid legal process).  During the Restricted Period, you agree to be bound by the Company’s code of conduct as then in effect, whether or not your services hereunder result in such code of conduct being applicable to you.  Further you represent that you have no current or past arrangement with any PanOptis entity.

(e)       Non-Disparagement. During the Restriction Period, you agree to refrain from any disparaging or negative statements or comments about the Company and its current and former employees, officers, and directors, including, without limitation, the business, products, intellectual property, financial standing, or employment/compensation/benefit practices of the Company, and the Company agrees to refrain from any disparaging or negative statements or comments about you; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. You understand that the Company’s non-disparagement obligations under this paragraph extend only to the Board and officers that report directly to the Company’s chief executive officer and only for so long as each individual is an employee or director of the Company.

(f)         Specific Performance. In the event of any breach or threatened breach of any provision of this Section 3, in addition to any remedies at law, either party  and will be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

4.            Miscellaneous.

(a)      Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in your case) and permitted assigns. This Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

(b)      Mediation and Arbitration. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be referred to mediation, with a mediator, jointly selected by the parties, and with the cost of such mediation evenly split between the parties. Should the mediator thereafter declare that the mediation has failed despite the good faith efforts of the parties, all remaining controversies, disputes or claims shall be settled exclusively by arbitration, before a single arbitrator, in the State of Delaware, in accordance with the Commercial Rules of Judicial Arbitration and Mediation Services.

(c)       Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, the address first given above and, in the case of Executive, his principal residence address as shown in the records of the Company. Notices to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

(d)      Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contacts made in and solely to be performed therein.

(e)       Tax Withholding. The Company shall withhold from any payments made to Executive under this Agreement any amounts determined by the Company to be required to be withheld by applicable federal, state or local tax law.

(f)         Legal Counsel. You acknowledge that you have received, or had the opportunity to receive, independent legal advice from legal counsel of his choice prior to executing this Agreement and that you have no not relied on any representations or statements made by the Company that are not specifically set forth in this Agreement.

(g)      Entire Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the matters set forth herein and supersedes any prior understandings or agreements between the parties with respect thereto. The terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)      No Waiver. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by you or, on behalf of the Company, by the Company’s chief executive officer, as the case may be.

(i)          Remedies Not Exclusive. Nothing in this Agreement shall be construed as prohibiting either party from, pursuing any other, remedy or remedies not specified herein, including, without limitation, the recovery of damages.

If this Agreement correctly sets forth our mutual agreement, please sign and return one copy to me.

Very truly yours,

/s/ Richard S. Chernicoff

Richard S. Chernicoff

Chairman of the Board

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Philip A. Vachon

Philip A. Vachon